Consent of Black Mountain Technology, Inc.

In connection with U.S. Geothermal Inc.'s Registration Statements on Form S-8 (No. 333-164394), Form S-8 (No. 333-141262), Form S-3 (No. 333-163384), Form S-3 (No. 333-165728) and Form S-3 (No. 333-170202) and related filings under the United States Securities Act of 1933, as amended, I, Susan Petty, on behalf of Black Mountain Technology, Inc. ("Black Mountain"), hereby consent to the use of Black Mountain's name and to the use of the "Empire Geothermal Project Evaluation" dated August 2006, as updated March 2008 (the "Project Evaluation"), references to the Project Evaluation, or portions thereof, or information derived from the Project Evaluation, in such Registration Statements and related filings.

Dated at Seattle, Washington, this 11 day of July, 2012.

Name: Susan Petty
Title: Principal and Owner